                                                                    Exhibit 10.2

                                AMENDMENT NO. 7
                                ---------------

Whereas, CFM International, Inc., (hereinafter referred to as "CFM") and Southwest Airlines Co. (hereinafter referred to as "Airline") have entered into
(a) General Terms Agreement 6-3418 dated May 19, 1981, as previously amended, (the "GTA") heretofore consisting of terms and conditions with respect to (i) CFM's support (including warranty) of CFM56 equipment purchased by The Boeing Company (hereinafter referred to as "Boeing") and sold to Airline as installed equipment on Boeing model 737-300, 737-400, and/or 737-500 aircraft and (ii) the sale and support by CFM and the purchase by Airline from CFM of spare turbofan engines, engine modules, spare parts, and other specified equipment, all in support of the above referenced aircraft powered by CFM56-3-B1, CFM56-3B-2, and/or CFM56-3C-1 engines and (b) ten (10) Letter Agreements which accompany the GTA (the GTA and Letter Agreements being collectively referred to as the "Agreement"); and

Whereas, the Agreement has heretofore included a cumulative total of one-hundred-forty-four (144) Firm and fifty-three (53) Option 737-300, 737-400, and/or 737-500 aircraft for delivery through 1999; and

Whereas, (a) only eleven (11) of such 53 Option aircraft (3 in April 1997, 2 in August 1997, 2 in September 1997 and 4 in October 1997) continue to be scheduled for delivery to Airline (the "Eleven aircraft") and (b) the remainder of such 53 Option aircraft are replaced by a purchase agreement with Boeing (the "Aircraft Purchase Agreement") for CFM56-7 (22,000 lbs. SlS thrust to 86 degreesF) powered 737- 700 aircraft as set forth in Attachment I to this Amendment No. 7 (the aircraft set forth in Attachment I being collectively referred to as the "Aircraft"); and

Whereas, sixty-three (63) of the Aircraft (as defined in such Attachment I hereto) are Firm Aircraft (the "Firm Aircraft").

Now, in consideration of Airline (a) entering int the Aircraft Purchase Agreement and (b) actually purchasing and taking delivery of all of the Firm Aircraft as set forth in such Attachment I hereto, the parties agree that (i) the applicable terms heretofore set forth in the GTA shall continue to apply to the Eleven aircraft, (ii) the applicable terms hereinafter set forth shall apply to the Aircraft, and (iii) the GTA is further amended by this Amendment No. 7 as follows:

First:  The following paragraph D is added to Article I (Equipment):

     D. Except for (a) the prices heretofore set forth in Article II, as amended, of the GTA, (b) the payment terms as set forth in Article V of the GTA, (c) the special guarantees set forth in Section XIII, as amended, of Exhibit B of the GTA, (d) Letter Agreements Nos. 1 through 10 to the GTA, or (e) unless otherwise agreed to the contrary in writing by the parties, (i) applicable terms and conditions of the GTA shall hereafter likewise apply to CFM56-7 installed engines purchased from Boeing, spare engines, engine modules, spare parts, and other specified equipment purchased from CFM in support of Airline's 737-700 aircraft fleet and
          (ii) such equipment shall be included under the term Products as used in the GTA and applicable letter Agreements subsequent to letter Agreement No. 10.

Second:   Article II (Prices) is further amended to include the following part
          K:

     K. Base prices for new CFM56-7 spare engines, engine modules, and optional equipment rated at SlS thrusts to 86 degreesF of 20,000 lbs. and 22,000 lbs. ordered within lead time for delivery to Airline by CFM prior to December 31, 2003 in support of the Aircraft are shown in Attachment II to this Amendment No. 7.

Third: In support of the above CFM56-7 pricing, the escalation provisions set forth in Exhibit D of the Aircraft Purchase Agreement are hereby incorporated by referenced into the GTA and such CFM56-7 pricing shall be escalated to the time of Product delivery in the same manner as the aircraft price is escalated to the time of aircraft delivery.
          However, such escalation provisions shall not be applicable to CFM56-3 pricing set forth in the Agreement.

Fourth: Payment terms for CFM56-7 spare engines, engine modules and optional equipment are shown in Attachment III to this Amendment No. 7.

Fifth: The Special Guarantees set forth in Attachment IV to this Amendment No. 7 are added as a separate section (SECTION XIV) of Exhibit B (Product Support Plan) of the GTA exclusively for Airline's CFM56-7 powered 737-700 aircraft as defined in Attachment I to this Amendment No. 7:

Nothing contained in the Aircraft Purchase Agreement or any other documentation with respect to CFM56-7 powered 737-700 aircraft shall, unless stated to the contrary in either the Aircraft Purchase Agreement or the Agreement, (i) subject CFM to any liability, obligation or duplication of obligations to which it would not otherwise be subject under the terms of the Agreement or (ii) otherwise modify the respective contract rights of CFM and Airline under the terms of the Agreement.

Except as expressly set forth herein, all other provisions of the GTA, as previously amended, and associated letter Agreements shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the 19th day of January, 1994.

SOUTHWEST AIRLINES CO.                  CFM INTERNATIONAL, INC.

By:/s/ Gary A. Barron                   By: /s/ Gilbert R. Eckler
   -------------------------                --------------------------

Typed Name: Gary A. Barron              Typed Name:  Gilbert R. Eckler
            ---------------                          -----------------

Title: Executive V.P. - COO             Title:  Director Airline Sales
       --------------------                     ----------------------

Date: January 15, 1994                  Date: January 19, 1994
     ----------------------                   ------------------------

                                 ATTACHMENT I
                                 ------------

                            737-700 DELIVERY PERIOD
                            -----------------------

        (ALL AIRCRAFT POWERED BY CFM56-7 ENGINES RATED AT 22,000 LBS.)
        --------------------------------------------------------------

The Aircraft Purchase Agreement contains the delivery schedule described below and delivery of Firm Aircraft described therein are subject only to excusable delay caused by events beyond the reasonable control of Airline:


1.   Delivery Positions - Firm Aircraft
     ----------------------------------

          J   F   M   A   M   J   J   A   S   O   N   D   Total
          -   -   -   -   -   -   -   -   -   -   -   -   -----
1997                                          2   2           4
1998      2   3   2   2   2   1   2       2                  16
1999          4           4       4       4                  16
2000      4       4               4       3                  15
2001      3       3               3       3                  12
                                                             --

                                    Total Firm Aircraft      63



2.  Delivery Positions - Option Aircraft
    ------------------------------------

          J   F   M   A   M   J   J   A   S   O   N   D   Total
          -   -   -   -   -   -   -   -   -   -   -   -   -----
1998                                          1   2   2       5
1999              2           2           1                   5
2000                  3                       3               6
2001                  3                       3               6
2002      4       4   2          4            4              18
2003      4       4   2          4            4              18
2004                  2          3                            5
                                                             --

                                    Total Option Aircraft    63

3.  Delivery Positions -- Rollover Option Aircraft
    ----------------------------------------------

                    Year               Quantity
                    ----               --------
                    2004                  13
                    2005                  18
                    2006                  18
                                          --

          Total Rollover Option Aircraft   49

                                 ATTACHMENT II
                                 -------------

                            BASE PRICES FOR CFM56-7
                            -----------------------
                 SPARE ENGINES, OPTIONAL EQUIPMENT AND MODULES
                 ---------------------------------------------

                                                  Base Price
         Item                                July 1993 U.S. Dollars
         ----                                ----------------------
1.   Basic CFM56-7 Engine (20,000 lb.)                 $3,540,000
     --------------------
         Associated Equipment                             150,000
         Max Climb Thrust Increase                        115,000

2.   Basic CFM56-7 Engine (22,000 lb.)                 $3,894,000
     --------------------
         Associated Equipment                             150,000
         Max Climb Thrust Increase                         57,500

3.   Optional Equipment
     ------------------
         Engine Condition Monitoring Hardware              78,527

4.   Modules
     -------
         Core Engine                                    3,133,577
         LPT                                            1,406,987
         Accessory Gearbox                                369,797

A. The above base prices are effective for Firm orders received by CFM within quoted lead time for basic spare engines (including associated equipment and max. climb thrust increase), optional equipment and engine modules for delivery to Airline by CFM on or before December 31, 2003 in support of the Aircraft defined in Amendment No. 7 to the GTA. The base prices are FOB Evendale, Ohio or point of manufacture and are subject to adjustment for escalation as further defined in Amendment No. 7 to the GTA.

B. For the above base prices, the base ECI is 123.7 and the base ICI is 118.3 (ECI and ICI being as defined in Exhibit D of the Aircraft Purchase Agreement for July 1993 deliveries).

C. The selling price of CFM56-7 basic spare engines, optional equipment and modules ordered for delivery after the period set forth in Paragraph A above shall be the base price then in effect and as set forth in each purchase order as accepted by CFM, which base price shall be subject to adjustment for escalation in accordance with CFM's then-current escalation provisions.

                                ATTACHMENT III
                                --------------
                                    PAYMENT
                                    -------

     Airline shall pay CFM with respect to each purchase order hereunder, in United States Dollars as follows:

     1. For Engines, Engine Modules, and Associated/Optional Equipment therefor:

          a. Ten percent (10%) of the total purchase order base price, escalated to the month payment is due, shall be paid eighteen
               (18) months prior to scheduled delivery date thereof;

          b. Ten percent (10%) of the base price of each item, escalated to the month payment is due, shall be paid twelve (12) months prior to scheduled delivery date thereof; and

          c. Ten percent (10%) of the base price of each item, escalated to the month payment is due, shall be paid six (6) months prior to scheduled delivery date thereof; and

          d. Payment of the balance, including amount for price escalation to the month of scheduled delivery, shall be paid within thirty (30) days after delivery of each item.

               Any payment following the first payment in a. above which becomes due prior to or at the time of purchase order placement, shall be paid concurrently therewith.

     2.   For Spare Parts, payment of the selling price shall be made thirty
          (30) days after delivery thereof.

     3. For Special Tools and Test Equipment, payment of the selling price shall be made thirty (30) days after delivery thereof.

B. All invoicing and payments (including payment details) hereunder shall be transmitted electronically.

C. If delivery hereunder is delayed by Airline, payment shall be made based on the delivery schedule set forth in the purchase order as accepted by CFM.

D. In the event of delay in the payments to be made by Airline hereunder, CFM shall be entitled, without prejudice to any other rights to CFM, to claim interest on the amounts due, computed at the current rates of the monetary market in New York (The New York Prime Rate) or the then-prevailing equivalent in force on the day last payment is due, plus two percent. Interest will cover the whole period of delayed payment.

E. In the event of a material adverse change in the financial condition of Airline, CFMI may require payment of an amount due under A.d above at the time of Product delivery.

                                 ATTACHMENT IV
                                 -------------

SECTION XIV - SPECIAL GUARANTEES FOR CFM56-7 ENGINES
----------------------------------------------------

The following Special Guarantees have been tailored to Airline's 737-700 fleet average flight conditions. The delivery schedule upon which such Special Guarantees are conditioned is set forth in Attachment I to Amendment No. 7 to the GTA (the "Aircraft"), and the basis for such guarantees is described in Attachment V to this Amendment No. 7 to the GTA.

A.   Material Cost Guarantee
     -----------------------

     CFM guarantees that the ten-year cumulative net material cost, including Life Limited parts material, for all engine Parts supported through CFM56 Engine Spare parts Catalog sales for Airline's fleet of CFM56-7 engines will not exceed the following values per engine flight hour:

          $51.10, based on an average Aircraft utilization of 3600 hours per year; or

          $48.90, based on an average Aircraft utilization of 3200 hours per year.

     The appropriate guaranteed rate will be adjusted for escalation annually in the month of July in accordance with the provisions set forth in Exhibit D of the Aircraft Purchase Agreement using a base ECI of 123.7 and a base ICI of 118.3 (July 1993).

     Such guaranteed rates are based on a stub life of 4,000 flight cycles for each module at the same guaranteed rate of $51.10 or $48.90 per engine flight hour, as appropriate. To the extent the fleetwide average exceeds 4,000 flight cycles, costs attributable to such excess shall not be included in Airline's cumulative net material cost for purposes of calculating the material cost guarantee. Excess costs due to stub lifes greater than 4,000 cycles shall be calculated component by component and excluded on a prorate cycle basis for those cycles greater than 4,000 cycles. This reconciliation shall be completed on a yearly basis.

     The cumulative net material cost is based on the actual price of replacements for Parts scrapped during the guarantee period, less any material credits issued under warranty, other guarantee, or other program considerations. All other costs, including material handling fees, are excluded.

     Parts scrapped due to service bulletin compliance will be included in the guarantee at 100% less any credits, provided the service bulletins are agreed to by Airline and CFM.

     In cases where a Parts repair procedure is required and is not available within six (6) months from receipt of Airline's request for such repair procedure, the Part may be scrapped unless CFM and Airline agree otherwise.

     Settlement of the ten (10) year net cumulative Material Cost Guarantee will be on a yearly basis. If at the time of any yearly settlement, Airline's cumulative net material cost under this guarantee exceeds the guarantee level, CFM will provide airline a credit against purchases from CFM in the amount of 65 percent (65%) of the actual cost overrun incurred by Airline since the last settlement. In the event that (a) at the time of any yearly settlement the guarantee level is not met, (b) CFM provides Airline a credit, and (c) subsequently the guarantee overrun is reduced such that the cumulative guarantee level is met, then Airline shall return to CFM all credits previously issued under the guarantee, without interest.

B.   Performance Retention Guarantee
     -------------------------------

     CFM guarantees that the cumulative fleet average cruise fuel consumption deterioration of new CFM56-7 engines will not exceed an average of two percent (2%) during the first five (5) years of Airline's 737-700 revenue service. This includes installed and spare engines to support all Aircraft delivered during the period of this guarantee. Attachment VI to Amendment No. 7 to the GTA describes the method of measurement to be used.

     If at the end of the five-year guarantee period the guarantee level is exceeded, CFM will provide Airline with:

     1) Reimbursement for the excess fuel consumed for that portion of the guarantee period during which the guarantee is exceeded, computed at Airline's average monthly cost of fuel; and

     2) An extension of the guarantee to ten (10) years at a cumulative fuel consumption level of two and one half percent (2.5%), with reimbursement for the excess fuel consumed for the portion of years 6 through 10 inclusive during which the guarantee is exceeded.

          This reimbursement will be in the form of a credit against purchases from CFM.

C.   New Engine EGt Deterioration Guarantee
     --------------------------------------

     CFM guarantees that each new CFM56-7 engine delivered to Airline either as an installed or spare engine will operate the first 7,000 engine flight hours without removal due to exceeding the certified maximum takeoff EGT limit. Available on-wing performance restoration techniques to regain EGT margin will be employed prior to engine removal. If an engine is removed from an Aircraft during the guarantee period solely for exceeding the takeoff EGT limit, CFM will provide Airline a credit against purchases from CFM equivalent to Airline's cost of restoration, less fees, to restore adequate EGT margin to meet the guarantee. As with the "Restored Engine EGT Deterioration Guarantee", a mutually agreed to workscope shall apply. Any material credit issued under this guarantee will be applied as credit under the Material Cost Guarantee.

D.   Restored Engine EGT Deterioration Guarantee
     -------------------------------------------

     CFM guarantees that for five (5) years beginning with delivery of Airline's first 737-700 Aircraft, each CFM56-7 engine operated by Airline since original delivery thereof and restored to a mutually agreed to workscope will operate for 5,000 engine flight hours following installation without removal due to exceeding the certified maximum takeoff EGT limit. If an engine is removed from an Aircraft during the guarantee period solely for exceeding the takeoff EGT limit, CFM will provide Airline a credit against purchases from CFM equivalent to Airline's cost of restoration, less fees, to restore adequate EGT margin to meet the guarantees. Any material credit issued under this guarantee will be applied as credit under the Material Cost Guarantee.

                                 ATTACHMENT V
                                 ------------

                     BASIS FOR CFM56-7 SPECIAL GUARANTEES
                     ------------------------------------

The special guarantees set forth in Attachment IV to Amendment No. 7 to the GTA (the "Special Guarantees") have been developed specifically for Airline's new installed and spare CFM56-7 (22,000 lbs.) engines (the "Engines"). Such 737-700 fleet based guarantees are contingent upon Airline accepting delivery of sixty-three (63) firm, sixty-three (63) option, and forty-nine (49) rollover option CFM456-7 powered 737-700 aircraft (the "Aircraft") in the time period described in Attachment I to Amendment No. 7 to the GTA, and upon Airline procuring a mutually agreed upon number of spare CFM56-7 engines and engine modules. Such Special Guarantees are also contingent upon Airline's Engines being identified and maintained separately from other operators' engines at the repair agency, and upon agreement between Airline and CFM regarding administration of the Special Guarantees.

The Special Guarantees are based on an average flight leg of 0.95 hours or greater, an average takeoff thrust derate of 10 percent or greater, and an average Aircraft utilization of 3600 or 3200, as appropriate, hours per year maximum. Operation under different conditions including delivery of a lesser number of aircraft, changes in delivery schedule from that described in Attachment I to Amendment No. 7 to the GTA, and/or introduction of 737-700 aircraft with greater than 22,000 lb. thrust may require adjustment of the guaranteed values.

The Special Guarantees require that Airline and CFM agree upon the workscope necessary during each shop visit, that available on-wing maintenance and performance restoration procedures are used to avoid unnecessary shop visits, and that service bulletins agreed to between Airline and CFM are incorporated in a timely manner.

The Material Cost Guarantee includes Foreign Object Damage (FOD) caused by birds or hail.

Unless stated otherwise in the specific Special Guarantee, such Special Guarantees commence with delivery of Airline's first Aircraft.

CFM will, with Airline's assistance, conduct an accounting at least annually to determine the status of each of such Special Guarantees.

Special Guarantees shall not be the subject of claims and/or administration directly between Airline and CFM under the GTA in the event (i) Airline accepts a 737-700 aircraft maintenance cost guarantee from Boeing or any other third party and (ii) such guarantee includes an integration of such Special Guarantees as assigned by Airline to such third party and consented to by CFM.

Also, in the event Airline accepts a proposal independent of Amendment No. 7 (including from GE or SOCHATA) for any type of power-by-the-hour service contract for the Engines, Airline hereby agrees to assign all of the Special Guarantees (except the Performance Retention Guarantee which would remain between CFM and Airline even though such guarantee would be assignable by Airline subject to administration in the case of an aircraft maintenance cost guarantee) to the successful contractor for integration into said power-by-the-hour service contract.

The General Conditions of the CFM Product Support Plan included in the GTA apply to the Special Guarantees unless stated otherwise herein.

                                 ATTACHMENT VI
                                 -------------

                        CFM56-7 CUMULATIVE FLEET AVERAGE
                        --------------------------------
                        PERFORMANCE RETENTION GUARANTEE
                        -------------------------------
                             METHOD OF MEASUREMENT
                             ---------------------

1. Base point for the cumulative fleet average fuel flow guarantee is the average of the first twenty (20) revenue flight cruise points of each CFM56-7 engine covered by the GTA.

2. Performance Retention (fuel consumption deterioration) is determined quarterly by comparing the cumulative fleet average of the quarterly data points with the base point.

3. The period covered by this guarantee starts from the first revenue flight of the first Aircraft.

4. CFM also requests Airline to submit to CFM on a monthly basis copies of performance trending printed out from the ADEPT (Aircraft Data Engine Performance Trending) or GEM's (Ground-base Engine Monitoring) fleet average program.

5.   Cruise data reported quarterly must include the following:

     A/C Number; Engine Serial Number (ESN); Date; Flight Number; Engine Position; Altitude; Mach Number; Total Air Temperature (TAT); and at Cruise Point; N1, Exhaust Gas Temperature (EGT), N2, Fuel Flow, and Bleed Configuration.

6. If the deterioration of the cumulative fleet average fuel flow at N1 exceeds the guarantee or if the deterioration trend suggests that the guarantee might be exceeded, then, the following actions may be initiated:

     a)   CFM Flight Audits.

     b) Test Cell confirmation runs on specific engines, adjusted to account for sea level to altitude effects plus installation loss. If the test cell run on a sample of engines shows more than this amount from new, this would support that the inflight guarantee has been exceeded.

7. If, as a result of incorporation of service bulletins (other than mandatory campaign change) or other modifications, the initially established relationship of Engine fuel flow, thrust and fan speed (N1) is altered, the measured, calibrated fuel consumption shall be suitably corrected as mutually agreed to account for the effect of such change.

CFM INTERNATIONAL



LETTER AGREEMENT NO. 11

Southwest Airlines Co.
P.O.Box 37611
Love Field
Dallas, Texas  75235

Gentlemen:

WHEREAS, CFM International, Inc. ("CFM") and Southwest Airlines Co. ("Southwest") have entered into General Terms Agreement No. 6-3418 dated May 29, 1981, as amended ("GTA"). The GTA contains applicable terms and conditions governing the sale by CFM and the purchase by Southwest from CFM of spare CFM56 engines and associated equipment in support of its Boeing 737 series aircraft powered by CFM engines; and

WHEREAS, CFM and Southwest have, concurrent herewith, entered into Amendment No. 7 to the GTRA and therein defined sixty-three (63) Firm CFM56-7 powered 737-700 aircraft (the "Firm Aircraft") plus a complement of Option and Rollover Option aircraft which are collectively set forth in Attachment I thereto (all of the aircraft set forth in such Attachment I being collectively referred to as the "Aircraft).

NOW, THEREFORE, in consideration of Airline (i) actually purchasing and taking delivery of all of the Firm Aircraft as set forth in such Attachment I and (ii) agreeing that, in the event Southwest exercises any of its Option and Rollover Option aircraft set forth in such Attachment I, all such aircraft shall be powered by CFM56-7 engines, the parties agree as follows:

A.   Spare Engine Allowance
     ----------------------

     Southwest agrees to order from CFM CFM56-7 spare engines, in a quantity as mutually agreed to by CFM and Southwest, to support the Firm Aircraft. CFM agrees to sell to Southwest up to twenty (20) such spare engines with a rating of 22,000 lbs. at the 20,000 lb. price level as set forth in Attachment II to Amendment No. 7 to the GTA, escalated, as defined in Amendment No. 7 to the GTA, to the delivery date of each respective spare engine, such delivery to occur no later than December 31, 2003.


================================================================================

CFM INTERNATIONAL INCORPORATED a joint company of SNECMA (FRANCE) and GENERAL ELECTRIC Company (U.S.A.)
CINCINNATI, OHIO 45215-0514 * p.o.b. 15514 * Tel: (513)563-4180 * Tlx: 212078 GE
AEG

LETTER AGREEMENT NO. 11
Southwest Airlines Co.
Page 2

B.   Maximum Climb Thrust Increase Allowance
     ---------------------------------------

     CFM will provide Southwest a per-engine allowance equal to the net invoice price of the appropriate Max Climb Thrust Increase identified in Attachment II to Amendment No. 7 to the GTA for each spare engine purchased from CFM by Southwest in support of the Aircraft.

C.   Compensation for Additional Thrust
     ----------------------------------

     The engine model designation specified for all of the 737-700 aircraft and spare engines in support thereof reflects intended use and application by Southwest of the thrust ratings authorized for such engine model by the certification nameplate affixed to it. Additional compensation to CFM shall be made by Southwest for use or application of the engine at a higher thrust level model designation. For example, except as set forth in paragraph A above, additional compensation for engines purchased at the 20,000 lb. thrust level under the pricing set forth in Attachment II to Amendment No. 7 to the GTA but used by Southwest for up to 20,000 lb. thrust shall be the price difference between the 20,000 lb. engine model specified in such Attachment II and the 22,000 lb. engine model specified therein, escalated to the time the 20,000 lb. thrust level is exceeded.
     Any hardware modification required to effect the higher thrust model designation is not included in this compensation and shall be quoted separately. The price of additional thrust usage beyond 22,000 lbs. shall be as quoted by CFM.

The terms of this Letter Agreement No. 11 are subject to the conditions set forth in Attachment I hereto.

The obligations set forth in this Letter Agreement No. 11 are in addition to the obligations set forth in the GTA.

Please indicate your agreement with the foregoing by signing the original and one (1) copy in the space provided below.

                                   Very truly yours,

SOUTHWEST AIRLINES CO.                  CFM INTERNATIONAL, INC.

By:/s/ Gary A. Barron                   By: /s/ Gilbert R. Eckler
   -------------------------                --------------------------

Typed Name: Gary A. Barron              Typed Name:  Gilbert R. Eckler
            ---------------                          -----------------

Title: Executive V.P. - COO             Title:  Director Airline Sales
       --------------------                     ----------------------

Date: January 19, 1994                  Date: January 19, 1994
     ----------------------                   ------------------------

                                 ATTACHMENT I
                                 ------------

              CONDITIONS FOR DELAY/CANCELLATION OF SPARE ENGINES
              --------------------------------------------------


1.   Cancellation of Spare Engines
     -----------------------------

     In the event Southwest cancels any purchase order for, or otherwise fails to take delivery of, spare CFM engine(s), the parties agree that harm or damage will be sustained by CFM as a result. The parties agree that if written notice of cancellation is not received at least 12 months prior to the scheduled delivery date of a spare engine to Southwest, any cancellation or failure to accept delivery thereafter will subject Southwest to a cancellation charge of 10% of the spare engine price (determined as of the date of scheduled engine delivery) which the parties acknowledge to be a reasonable estimate of the harm or damage to CFM.

     CFM shall retain any engine progress payments or other deposits (not to exceed 10% as noted above) made to CFM for such cancelled engine, and such progress payments will be applied to the above-described liquidated damages.

2.   Delay Charge for Spare Engines.
     -------------------------------

     In the event Southwest delays the scheduled delivery date of a spare engine for which CRFM has received a purchase order from Southwest, for a period, or cumulative period, of more than 24 months, such delay shall be considered a cancellation, and the applicable provisions hereof regarding the effect of cancellation shall apply.